Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ACLARIS THERAPEUTICS, INC.

(incorporated on July 13, 2012)

ACLARIS THERAPEUTICS, INC., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware, as it may be amended from time to time (the “General Corporation Law”), hereby certifies as follows:

1.                                    The name of this corporation is Aclaris Therapeutics, Inc.

2.                                    The original Certificate of Incorporation of this corporation was filed with the Secretary of State of the State of Delaware on July 13, 2012.

3.                                    The Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation’’) of this corporation was filed with the Secretary of State of the State of Delaware on August 30, 2012.

4.                                    This Second Amended and Restated Certificate of Incorporation restates, integrates and amends the Amended and Restated Certificate of Incorporation of this corporation.

5.                                    This Second Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law, and the stockholders of this corporation have given their consent hereto in accordance with Section 228 of the General Corporation Law.

6.                                    This corporation’s Amended and Restated Certificate of Incorporation is hereby amended and restated in full so as to read as follows:

ARTICLE I

The name of this corporation is Aclaris Therapeutics, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, in the County of New Castle. The registered agent at this address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

ARTICLE IV

(A)                           Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stack.” The total number of shares which the Corporation is authorized to issue is One Hundred Eleven Million Ninety Thousand (111,090,000) shares, each with a par value of $.00001 per share. Seventy Seven Million (77,000,000) shares shall be Common Stock and Thirty Four Million Ninety Thousand (34,090,000) shares shall be Preferred Stock.

(B)                         Rights; Preferences and Restrictions of Preferred Stock.

The Preferred Stock authorized by this Second Amended and Restated Certificate of Incorporation (the “Restated Certificate”) shall be designated as “Series A Preferred Stock”, consisting of Twenty Million Eight Hundred Ninety Thousand (20,890,000) shares, and “Series B Preferred Stock”, consisting of thirteen Million Two Hundred Thousand (13,200,000) shares. The rights, preferences, privileges, and restrictions granted to and imposed on the Series A Preferred Stock and Series B Preferred Stock are as set forth, below in this Article IV(B).

1.                               Dividend Provisions.

(a)                 The holders of shares of Series A Preferred Stock and Series B Preferred Stock shall be entitled to receive, on a part passu basis, out of funds legally available therefor, for each share of Series A Preferred Stock and Series B Preferred Stock, cumulative cash dividends at the annual rate of 8% of the Series A Accrued Value or Series B Accrued Value, as applicable (each as defined below), prior and in preference to any declaration or payment of any dividend to the holders of shares of Common Stock. Dividends on the Series A Preferred Stock and Series B Preferred Stock shall be payable by the Corporation’s Board of Directors (the “Board of Directors”) upon redemption or liquidation, shall be cumulative and Shall accrue daily from and after, but shall compound annually on each anniversary of, the date of original issuance of each share of Series A Preferred Stock or Series B Preferred Stock, as applicable, whether or not earned or declared and whether or not there are earnings or profits, surplus or other funds or assets of the Corporation legally available for the payment of dividends. If any accrued dividends have not been paid in cash on or prior to the date of redemption or liquidation, as applicable, the amount of such accrued dividend shall be included in the Series A Accrued Value or Series B Accrued Value, as applicable, as provided in the definition thereof.

“Series A Accrued Value” shall mean, with respect to each share of Series A Preferred Stock, the sum (as adjusted for stock dividends, stock splits, combinations, recapitalizations or other similar events affecting the Series A Preferred Stock) of (i) the original purchase price of the Series A Preferred Stock, plus (ii) an amount equal to any dividends on the Series A Preferred Stock, which, have accrued prior to the date of redemption or liquidation, as applicable, whether or not declared, and that have not been paid as of such date,

“Series B Accrued Value” shall mean, with respect to each share of Series B Preferred Stock, the sum (as adjusted for stock dividends, stock splits, combinations, recapitalizations or other similar events affecting the Series B Preferred Stock) of (i) the original purchase price of the Series B Preferred Stock, plus (ii) an amount equal to any dividends on the Series B Preferred

Stock, which have accrued prior to the date of redemption of liquidation, as applicable, whether or not declared, and that have not been paid as of such date.

(b)                 After payment of such dividends, any additional dividends shall be distributed among the holders of Series A Preferred Stock, Series B Preferred Stock and Common Stock pro rata baaed on the number of shares of Common Stock then held by each holder (assuming conversion of all such Series A Preferred Stock and Series B Preferred Stock into Common Stock).

2.                               Liquidation.

(a)                 Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series A Preferred Stock and Series B Preferred Stock shall be entitled to receive, on a pari passu basis and prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, an amount equal to (on a per share of Series A Preferred Stock and Series B Preferred Stock basis), the Series A Accrued Value or the Series B Accrued Value, as applicable. If, upon the occurrence of such event, the assets and funds thus distributed, among the holders of the Series A Preferred Stock and the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock and Series B Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

(b)                 Remaining Assets. Upon the completion of the distribution required by Section 2(a) above, if assets remain in the Corporation, the holders of the Common Stock and the Preferred Stock of the Corporation, shall receive all of the remaining assets of the Corporation which shall be distributed ratably among such holders in proportion to their respective number of issued and outstanding shares of Common Stock and Preferred Stock (on an as-converted basis) then held.

(c)                  Certain Acquisitions.

(i)                                     Deemed Liquidation. For purposes of this Section 2, a liquidation, dissolution, or winding up of the Corporation shall be deemed to occur if the Corporation shall, in a transaction or series of related transactions, sell, convey, or otherwise dispose of all or substantially all of its property or business, grant an exclusive and irrevocable license of all or substantially all of the Corporation’s intellectual property to a third party or merge with or into or consolidate with any other corporation, limited liability company or other entity (other than a wholly owned subsidiary of the Corporation), unless the holders of at least 50% of the then outstanding shares of Series A Preferred Stock and Series B Preferred Stock, voting together as a single class (on an as-converted basis), elect not to treat the transaction as a Liquidation Transaction by written notice sent to the Corporation within a reasonable period of time prior to the effective date of a Liquidation Transaction (any such transaction, a “Liquidation Transaction”, unless elected otherwise), provided, however, that none of the following shall be considered a Liquidation Transaction: (A) a merger effected exclusively for the purpose of changing the domicile of the Corporation; (B) a bona fide equity financing for capital raising purposes in which the Corporation is the surviving corporation; or (C) a transaction in which the stockholders of the Corporation existing immediately prior to the transaction own 50% or more of the voting stock of the surviving corporation following the transaction (taking into account only stock of the Corporation held by such stockholders prior to the transaction).

(ii)                                  Valuation of Consideration. In the event of a Liquidation Transaction, as described in Section 2(c)(i) above, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors (including one of the Preferred Directors as defined below), provided that any securities shall be valued as follows:

(A)                               Securities not subject to investment letter or other similar restrictions on free marketability:

(1)                                 If traded on a securities exchange or The Nasdaq Stock Market (“Nasdaq”), the value shall be based on a formula approved by the Board of Directors and derived from the closing prices of the securities on such exchange or Nasdaq over a specified time period;

(2)                                 If actively traded over-the-counter, the value shall be based on a formula approved by the Board of Directors and derived from the closing bid or sales prices (whichever is applicable) of such securities over a specified time period; and

(3)                                 If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

(B)                               The method of valuation, of securities subject to: investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make on appropriate discount from the market value determined as specified above in Section 2(c)(ii)(1) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

(iii)                               Notice of Liquidation Transaction. The Corporation shall give each holder of record of Series A Preferred Stock and Series B Preferred Stock written notice of any impending Liquidation Transaction not later than 10 days prior to the stockholders’ meeting called to approve such Liquidation Transaction, or 10 days prior to the closing of such Liquidation Transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such Liquidation Transaction. The first of such notices shall describe the material terms and conditions of the impending Liquidation Transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. Unless such notice requirements are waived, the Liquidation Transaction shall not take place sooner than 10 days after the Corporation has given the first notice provided for herein or sooner than 10 days after the Corporation has given notice of any material changes provided for herein. Notwithstanding the other provisions of this Restated Certificate, all notice periods or requirements in this Restated Certificate may be shortened or waived, either before or after the action for which notice is required, upon the written consent of the holders of at least . 60% of the Series A Preferred Stock that are entitled to such notice rights.

(iv)                              Effect of Noncompliance. In the event the requirements of this Section 2(c) are not complied with, the Corporation shall forthwith either cause the closing of the Liquidation Transaction to be postponed until the requirements of this Section 2 have been complied with, or cancel such Liquidation Transaction, in which event the rights, preferences, privileges and restrictions of the holders of Series A Preferred Stock and Series B Preferred Stock shall revert to and be the same as such rights, preferences, privileges and restrictions existing immediately prior to the date of the first notice referred to in Section 2(c)(iii).

3.                        Redemption.

(a)                         Redemption.

(i) Series A. Subject to Section 3 (a)(iii), shares of Series A Preferred Stock shall be redeemed by the Corporation out of funds lawfully available therefor at a price equal to the Series A Accrued Value (the “A Redemption Price”), in three annual installments commencing not more than 60 days after receipt by the Corporation at any time on or after September 30, 2019, from the holders of at least 60% of the then outstanding shares of Series A Preferred Stock, voting together as a single class, of written notice requesting redemption of all shares of Series A Preferred Stock, The date of each such installment shall be referred to as an “A Redemption Date”. On each A Redemption Date, the Corporation shall redeem, on a pro rata basis in accordance with the number of shares of Series A Preferred Stock owned by each holder, that number of outstanding shares of Series A Preferred Stock determined by dividing (i) the total number of shares of Series A Preferred Stock outstanding immediately prior to such, A Redemption Date by (ii) the number of remaining A Redemption Dates (including the A Redemption Data to which such calculation applies). If the Corporation does not have sufficient funds legally available to redeem on any A Redemption Date all shares of Series A Preferred Stock to be redeemed on such Redemption Date, the Corporation shall redeem a pra rata portion of each holder’s redeemable shares of such capital stock out of funds legally available therefor, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the legally available funds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor.

(ii) Series B. Shares of Series B Preferred Stock shall be redeemed by the Corporation out of funds lawfully available therefor at a price equal to the Series B Accrued Value (the “B Redemption Price”; and the A Redemption Price or B Redemption Price, as the context may require, the “Redemption Price”), in three annual installments commencing not more than 60 days after receipt by the Corporation at any time on or after September 30, 2019, from the holders of at least 60% of the then outstanding shares of Series B Preferred Stock, voting together as a single class, of written notice requesting redemption of all shares of Series B Preferred Stock. The date of each such installment shall be referred to as a “B Redemption Date” (and the A Redemption Date or B Redemption Date, as the context may require, a “Redemption Date”). On each B Redemption Date, the Corporation shall redeem, on a pro rata basis in accordance with the number of shares of Series B Preferred Stock owned by each holder, that number of outstanding shares of Series B Preferred Stock determined by dividing (i) the total number of shares of Series B Preferred Stock outstanding immediately prior to such Redemption Date by (ii) the number of remaining B Redemption Dates (including the B Redemption Date to which such calculation applies). If the Corporation does not have sufficient funds legally available to redeem on any B Redemption Date all shares of Series B Preferred

Stock to be redeemed on such B Redemption Date, the Corporation shall redeem a pro rata portion of each holder’s redeemable shares of such capital stock out of funds legally available therefor, baaed on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the legally available funds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor.

(iii)  Notwithstanding anything else to the contrary in this Certificate, no shares of Series A Preferred Stock shall be redeemed so long as any shares of Series B Preferred Stock remain issued and outstanding.

(b)                         Redemption Notice. Subject to Section 3(a)(iii), the Corporation shall send written notice of the mandatory redemption (the “Redemption Notice”) to each holder of record of Series A Preferred Stock or Series B Preferred Stock, as applicable, not less than 40 days prior to each applicable Redemption Date. Each Redemption Notice shall state:

(i)                                     the number of Shares of Series A Preferred Stock or Series B Preferred Stock, as applicable, held by the holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice;

(ii)                                  the Redemption Date and the Redemption Price for each series of Preferred Stock held by the holder of record;

(iii)                               the date upon which the holder’s right to convert such shares terminates (as determined in accordance with Section 4(a)); and

(iv)                              that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Series A Preferred Stock or Series B Preferred Stock, as applicable, to be redeemed.

(c)                          Surrender of Certificates: Payment. On or before the applicable Redemption Date, each holder of shares of Series A Preferred Stock or Series B Preferred Stock, as applicable, to be redeemed on such Redemption Date, unless such holder has exercised his, her or its right to convert such shares as provided in Section 4, shall surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been, lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to Indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of Series A Preferred Stock or Series B Preferred Stock, as applicable, represented by a certificate are redeemed, a new certificate representing the Unredeemed shares of Series A Preferred Stock or Series B Preferred Stock, as applicable, shall promptly be issued to such holder.

(d)                         Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, and if on the applicable Redemption Date the Redemption Price payable upon redemption of the shares of Series A Preferred Stock or Series B Preferred Stock, as

applicable, to be redeemed On such Redemption Date is paid Of tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that the certificates evidencing any of the shares of Series A Preferred Stock or Series B Preferred Stock, as applicable, so called for redemption shall not have been surrendered, dividends with respect to such shares of Series A Preferred Stock or Series B Preferred Stock as applicable, shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of their certificate or certificates therefor.

4.                      Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights’’):

(a)                         Right to Convert.

(i)                                     Subject to Section 4(c), each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price (as defined below) by the Conversion Price (as defined below) in effect at the time of conversion. The “Original Issue Price” shall mean (x) in the case of the Series A Preferred Stock, $1,00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock, and (y) in the case of the Series B Preferred Stock, $ 1.65 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock. The “Conversion Price” shall initially be equal to (x) in the case of the Series A Preferred Stock, $1.00 and (y) in the case of the Series B Preferred Stock, $1.65. Such initial Conversion Price, and the rate at which shares of Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as set forth in Section 4(d) hereof

(b)                         Automatic Conversion.

(i)                                     Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the applicable Conversion Price at the time in effect for such share immediately upon the earlier of (A) except as provided below in Section 4(c), immediately prior to the closing of the Corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), the public offering price of which is not less than $4.95 per share (as adjusted for stock splits, stock dividends, reclassification and the like) and which results in aggregate cash proceeds to the Corporation of not less than $50 million (net of underwriting discounts and commissions) (a “Qualified IPO”) or (B) the date specified by written consent or agreement of (x) the holders of 60% of the then outstanding shares of Series A Preferred Stock and (y) the holders of 60% of the then outstanding shares of Series B Preferred Stock.

(c)                          Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert such Preferred Stock into shares of Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed (or a reasonably acceptable affidavit and indemnity undertaking in the case of a lost, stolen or destroyed certificate), at the office of the Corporation or of any transfer agent for such series of Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock, are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominees or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a certificate for the remaining number of shares of Preferred Stock if less than all of the Preferred Stock evidenced by the certificate were surrendered. Such conversion shall be deemed to have been made immediately prior to the close of business on (i) the date of such surrender of the shares of Preferred Stock to be converted or (ii) if applicable, the date of automatic conversion specified in Section 4(b) above, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of public Common Stock as of such date. If the conversion is in connection with an underwritten public offering of securities registered pursuant to the Securities Act the conversion may, at the option of any holder tendering such Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event any persons entitled to receive Common Stock upon conversion of such Preferred Stock shall not be deemed to have converted such Preferred Stock until Immediately prior to the closing of such sale of securities.

(d)                                 Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The Conversion Price of each share of Preferred Stock shall be subject to adjustment from time to time as follows:

(i)                                     Issuance of Additional Stock below Purchase Price. If the Corporation should issue, at any tune after the date upon Which any shares of Preferred Stock were first issued (the “Purchase Date”), any Additional’ Stock (as defined below) without consideration or for a consideration per share less than the applicable Conversion Price in effect immediately prior to the issuance of such Additional Stock, the applicable Conversion Price in effect immediately prior to each such issuances shall automatically be adjusted as set forth in this Section 4(d)(i), unless otherwise provided in this Section 4(d)(i).

(A)                               Adjustment Formula. Whenever the Conversion Price is adjusted pursuant to this Section (4)(d)(1), the new Conversion Price shall be determined by multiplying the applicable Conversion Price then in effect by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (the “Outstanding Common”) plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such applicable Conversion Price; and (y) the denominator of which shall he the number of shares of Outstanding Common plus the number of shares of such Additional Stock. For purposes of the foregoing calculation, the term “Outstanding Common” shall include shares of Common Stock deemed issued pursuant to Section 4(d)(3)(E) below.

(B)                               Definition of “Additional Stock”. For purposes of this Section 4(d)(i), “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 4(d)(i)(E)) by the Corporation after the Purchase Date, other than the following securities, which shall hereinafter be referred to as “Exempt Securities”:

(1)                                 Common Stock issued pursuant to stock dividends, stock splits or similar transactions, as described in Section 4(d)(ii) hereof;

(2)                                 Common Stock issued or issuable to employees, officers, consultants, advisors, or directors of the Corporation or other persons performing services for the Corporation, directly or pursuant to a stock option plan or arrangement, approved by the Board of Directors (including, as to the approval or amendment of any such plan or arrangement after August 30, 2012, one of the Preferred Directors);

(3)                                 Capital stock, or options or warrants to purchase capital stock, issued to financial institutions or lessors in connection, with credit lines under arrangements, equipment leases, equipment financings, real property lease transactions, loans or similar transactions, the terms of which are approved by the Board of Directors (including one of the Preferred Directors);

(4)                                 Capital stock, or warrants or options to purchase capital stock, issued in connection with bona fide acquisitions, mergers or similar transactions, the terms of which are approved by the Board of Directors (including one of the Preferred Directors);

(5)                                 Shares of Common Stock issued or issuable upon conversion of the Preferred Stock, or as a dividend or distribution on the Preferred Stock;

(6)                                 Common Stock issued or issuable in a public offering prior to or in connection with which all outstanding shares of Preferred Stock will be converted into Common Stock, as described in Section 4(b) above;

(7)                                 Capital stock issued or issuable to an entity as a component of any business relationship with such entity for the purpose of (x) joint venture, technology licensing, sponsored research, collaboration, marketing or development activities; (y) distribution, supply or manufacture of the Corporation’s products or services; or (z) any other arrangements involving corporate partners that are primarily for purposes other than raising capital, the terms of which business relationship with such entity are approved by the Board of Directors (including one of the Preferred Directors); and

(8)                                 Capital stock issued or issuable upon the conversion, exercise or exchange of all debentures, warrants, options, or other convertible security outstanding on September 30,2014.

(C)                               No Fractional Adjustments. No adjustment of the applicable Conversion Price for the Preferred Stock shall be made in an amount less than one cent par share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward.

(D)                               Determination of Consideration. In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof. In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to he the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

(E)                                Deemed Issuances of Common Stock. In the case of the issuance (whether before, on or after the applicable Purchase Date) of securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (the “Common Stock Equivalents”), the following provisions shall apply for all purposes of this Section 4(d)(1):

(1)                                 The aggregate maximum number of shares of Common Stock deliverable upon conversion, exchange or exercise (assuming the satisfaction of any conditions to convertibility, exchangeability or exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) of any Common Stock Equivalents and subsequent conversion, exchange ox exercise thereof shall be deemed to have been issued at the time such securities were issued or such Common Stock Equivalents were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related Common Stock Equivalents (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion, exchange or exercise of any Common Stock Equivalents (the consideration in each case- to be determined in the manner provided in Section 4(d)(i)(D)).

(2)                                 In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon conversion, exchange or exercise of any Common Stock Equivalents, other than a change resulting from the antidilution provisions thereof, the applicable Conversion Price of the Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the conversion, exchange or exercise of such Common Stock Equivalents.

(3)                                 Upon the termination or expiration of the convertibility, exchangeability or exercisability of any Common Stock Equivalents, the applicable Conversion Price of the Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and Common Stock Equivalents that remain convertible, exchangeable or exercisable) actually issued upon the conversion, exchange or exercise of such Common Stock Equivalents.

(4)                                 The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Section 4(d)(i)(E)(1) shall be appropriately adjusted to reflect any change, termination of expiration of the type described in either Section 4(d)(i)(E)(2) or 4(d)(i)(E)(3).

(F)                                 No Increased Conversion Price. Notwithstanding any other provisions of this Section (4)(d)(i), except to the limited extent provided for in Sections 4(d)(i)(E)(2) and 4(d)(i)(E)(3), no adjustment of the applicable Conversion Price pursuant to this Section 4(d)(1) shall have the effect of increasing the applicable Conversion Price above the applicable Conversion Price in effect immediately prior to such adjustment.

(ii)                                  Stock Splits and Dividends. In the event the Corporation should at any time after the Purchase Date fix a record date for the effectuation of a split or Subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or Common Stock Equivalents without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof) then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the applicable Conversion Price of the Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series Shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in Section 4(d)(i)(E).

(iii)                               Reverse Stock Splits. If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the applicable Conversion Price for the Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(e)                                  Other Distributions. In the event the Corporation shall declare a distribution (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or in Section 2 of this Article IV(B)) payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 4(d)(i) or 4(d)(ii), then, in each such case for the purpose of this Section 4(e), the holders of Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

(f)                                   Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere’ in this Section 4 or in Section 2 of this Article IV(B)) provision shall be made so that the holders of Preferred Stock shall thereafter be entitled to receive upon conversion of such Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of such Preferred Stock after the recapitalization to the end that the provisions of this Section. 4 (including adjustment of the applicable Conversion Price then in effect and the number of shares purchasable upon conversion of such Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(g)                                  No Impairment. The Corporation will not, through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment.

(h)                                 No Fractional Shares and Certificate as to Adjustments.

(i)                                     No fractional shares shall be issued upon the conversion of any share or shares of Preferred Stack, and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share. The number of shares issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion, If the conversion would result in any fractional share, the Corporation shall, in lieu of issuing any such fractional share pay the holder thereof an amount hi cash equal to the fair market value of such fractional share on the dale of conversion, as determined in good faith by the Board of Directors.

(ii)                                  Upon the occurrence of each adjustment or readjustment of the applicable Conversion Price of the Preferred Stock pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the applicable Conversion Price for the Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any., of other property which at the time would he received upon the conversion of a share of Preferred Stock.

(i)                                     Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of Stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Preferred stock, at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right,

(j)                                    Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion, of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate.

(k)                                 Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Preferred Stock shall he deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

5.                                       [Reserved]

6.                                      Voting Rights.

(a)                                 Except as expressly provided by this Restated Certificate or as provided by law, the holder of Preferred Stock shall have the same voting rights as the holders of Common Stock and shall be entitled to notice of any stockholders’ meeting la accordance with the Bylaws of the Corporation, and, unless otherwise indicated, the holders of Common Stock and Preferred Stock shall vote together as a single class on all matters. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held, and each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock could be converted. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stack held by each holder could be converted) shall he rounded to the nearest whole number (with one-half being rounded upward).

(b)                                 The authorized number of directors shall be set forth in the Corporation’s Bylaws and:

(i)                                     the holders of the majority of the Preferred Stock, voting separately as a class, shall be entitled to elect three directors (the “Preferred Directors”), and to fill any vacancies with respect thereto;

(ii)                                  the holders of the majority of the Common Stock, voting separately as a class, shall be entitled to elect one director (the “Common Director”), and to fill any vacancies with respect thereto;

(iii)                               the Chief Executive Officer shall be elected as a director by the other directors, to serve for so long as he or she shall hold such position; and

(iv)                              any other members of the Board of Directors authorized by the Corporation’s Bylaws shall be nominated and elected by the holders of a majority of the Common Stock and the Preferred Stock, voting together as a single class and on an as-converted basis.

(v)                                 Any director who shall have been elected by a specified group of stockholders may be removed during the aforesaid term of office, either for or without cause, by and only by, the affirmative vote of the holders of a majority of the shares of such specified group, given at a special meeting of such stockholders duly called or by an action by written consent for that purpose,

7.                                      Protective Provisions. (A) Series A. So long as at least 1,000,000 shares of Series A Preferred Stock are outstanding (as adjusted for stock splits, stock dividends, reclassification and the like), the Corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written, consent, as provided by law) of the holders of at least 60% (or such higher percentage Specified in any provision of the Restated Certificate, in which case such higher percentage shall apply) of the then outstanding shares of Series A Preferred Stock, voting together as a class:

(a)                                 effect a liquidation, dissolution or winding up, or Liquidation Transaction (unless stockholders elect not to treat a transaction as a Liquidation Transaction, as provided in Section 2(c)(i) of this Article IV(B));

(b)                                 alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock;

(c)                                  Increase or decrease (other than by conversion) the total number of authorized shares of Common Stock or Series A Preferred Stock;

(d)                                 authorize or issue, or obligate itself to issue, or otherwise create (by reclassification or otherwise) any equity or debt security, including any security (other than Series A Preferred Stock) convertible into or exercisable for any equity security, having rights, preference or privileges senior to, or being on a parity with, the Series A Preferred Stock;

(e)                                  redeem, purchase or otherwise acquire (or pay into or set foods aside for a sinking fund for such purpose) any share or shares of Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persona performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at no greater than cost upon the occurrence of certain events, such as the termination of employment, or through the exercise of any right of first refusal;

(f)                                   amend or waive any provision in the Corporation’s Restated Certificate or Bylaws;

(g)                                  adopt or amend any equity incentive plan; provided that this restriction shall not apply to any equity Incentive plan adopted within twelve months after the closing of the purchase and sale of shares of the Series A Preferred Stock pursuant to the Purchase Agreement;

(h)                                 change the authorized number of directors of the Corporation; or

(i)                                     declare or pay any dividend on any shares of Common Stock or Preferred Stock.

(B)                               Series B. So long as at least 1,000,000 shares of Series B Preferred Stock are outstanding (as adjusted for stock splits, stock dividends, reclassification and the like), the Corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least 60% (or such higher percentage specified in any provision of the Restated Certificate, in which case such higher percentage shall apply) of the then outstanding shares of Series B Preferred Stock, voting together as a class:

(a)                                 effect a liquidation, dissolution or winding up, or Liquidation Transaction (unless stockholders elect not to treat a transaction as a Liquidation Transaction, as provided in Section 2(c)(i) of this Article IV(B));

(b)                                 alter or change the rights, preferences or privileges of the shares of Series B Preferred Stock;

(c)                                  increase or decrease (other than by conversion) the total number of authorized shares of Common Stock or Series B Preferred Stock or issue any shares of Series B Preferred Stock or any security convertible into or exercisable for shares of Series B Preferred Stock;

(d)                                 authorize or issue, or obligate itself to issue, or otherwise create (by reclassification or otherwise) any equity or debt security, including any security (other than Series B Preferred Stock) convertible into or exercisable for any equity security, having rights, preferences or privileges senior to, or being on a parity with, the Series B Preferred Stock;

(e)                                  redeem, purchase or otherwise acquire (or pay into or set funds aside for a sinking fund for such purpose) any share or shares of Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at no greater than cost upon the occurrence of certain events, such as the termination of employment, or through the exercise of any right of first refusal;

(f)                                   amend or waive any provision in the Corporation’s Restated Certificate or Bylaws;

(g)                                  adopt or amend any equity incentive plan;

(h)                                 change the authorized number of directors of the Corporation; or

(i)                                     declare or pay any dividend on any shares of Common Stock or Preferred Stock.

8.                                      Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be cancelled and shall not be issuable by the Corporation. This Restated Certificate shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.

(C)                                               Common Stock.

1.                                      Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefore, such dividends as may be declared from time to time by the Board of Directors.

2.                                      Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, or the occurrence of a Liquidation Transaction, the assets of the Corporation shall be distributed as provided in Section 2 of Article IV(B).

3.                                      Redemption. The Common Stock is not redeemable.

4.                                      Voting Rights. Each holder of Common Stock shall have the right to one vote per share of Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

ARTICLE V

The Board of Directors of the Corporation is expressly authorized to make, alter or repeal the Bylaws of the Corporation.

ARTICLE VI

Elections of directors need not be by Written ballot unless otherwise provided in the Bylaws of the Corporation, subject to the right of the stockholders entitled to vote with respect thereto to alter and repeal Bylaws made by the Board of Directors.

ARTICLE VII

(A)                                               To the fullest extent permitted by the General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

(B)                                               The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation; provided, however, that the foregoing shall not require this Corporation to indemnify or advance expenses to any person in connection with any action suit, proceeding, claim or counterclaim initiated by or on behalf of such person.

(C)                                               Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VIII

Any action by the stockholders of such class may be taken at an annual or special meeting of stockholders or by written consent in lieu of a meeting.

ARTICLE IX

This Corporation shall not be governed by Section 203 of the General Corporation Law.

* * *

[SIGNATURE PAGE FOLLOWS]

The foregoing Amended and Restated Certificate of Incorporation has been duly adopted by this corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law.

Executed at Malvern, Pennsylvania, on September 30, 2014.

/s/ Neal Walker
Dr. Neal Walker
Chief Executive Officer

SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF ACLARIS THERAPEUTICS, INC.